Exhibit 10.2

SEK 1,200,000,000

FACILITY AGREEMENT

dated ____ June 2019

for

Autoliv Inc

as Borrower

and

Autoliv ASP Inc

as Guarantor

with

AB SVENSK EXPORTKREDIT (PUBL)

acting as Lender

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Schedule
Schedule 1.	Conditions Precedent	58
Schedule 2.	Form of Utilisation Request	60
Schedule 3.	Form of Compliance Certificate	61

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THIS AGREEMENT (the “Agreement”) is dated ____ June 2019 and made between:

(1)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) (the “Borrower”);
(2)	AUTOLIV ASP, INC. (incorporated under the laws of the State of Indiana, USA) (the “Guarantor”);
(3)	AB SVENSK EXPORTKREDIT (publ) (the “Lender”).

IT IS AGREED as follows:

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the period falling five (5) Business Days after the date of this Agreement.

“Available Commitment” means the Commitment minus:

(a)	the amount of any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.

“Benchmark Rate” means, in relation to any Loan:

(a)	STIBOR; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, the Benchmark Rate shall be deemed to be zero.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Break Costs” means the amount (if any) by which:

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(a)

the interest (other than the part attributable to the Margin) which the Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm and New York.

“Change of Control” means a person or group of persons acting in concert at any time after the date of this Agreement acquires more than 50 per cent. of the shares which carry the right to vote in the Borrower.

“Commitment” means: SEK 1,200,000,000.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 30 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)

is known by the Lender before the date the information is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Corruption” means the offering, promising or giving of any pecuniary or other advantages to a public official, to influence the official to act or refrain from acting in relation to official duties with the purpose of obtaining or retaining business or other improper advantage.

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“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for any Obligor or the Lender which could reasonably be expected to have a Material Adverse Effect.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, emission, leakage, or spillage of any Dangerous Substance into any part of the environment; or
(b)	any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or
(c)	any other pollution of the environment.

“Environmental Law” means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

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“Environmental License” means any authorisation by any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the US Code. When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

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(b)	any debenture, bond, note, loan stock or other security;
(c)	any acceptance credit;
(d)	receivables sold or discounted (otherwise than on a non-recourse basis);
(e)

the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;
(g)

any currency swap or interest swap, cap or collar arrangement or other derivative instrument (and when calculating the value of any such transaction, only the marked-to-market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or
(i)	any guarantee, indemnity or similar assurance against financial loss of any person.

“GAAP” means generally accepted accounting principles, standards and practices in the US.

“Group” means the Borrower and its Subsidiaries.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means 0.54 per cent. per annum.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the consolidated financial condition or business of the Group as a whole; or
(b)	the ability of the Borrower or the Guarantor to perform its payment obligations under this Agreement.

“Material Subsidiary” means any Subsidiary of the Borrower:

(a)

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(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds ten per cent. of the book value of the consolidated total assets of the Group; or
(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed ten per cent. of the revenues of the Group taken as a whole; or
(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed ten per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)

any Subsidiary of the Borrower which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)

prior to the delivery of each set of accounts pursuant to Clause 18.1 (Financial information), any Subsidiary of the Borrower to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody's” means Moody's Investors Services Limited, or any successor to its rating business.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

“Obligor” means the Borrower or the Guarantor.

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“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2018; and
(b)	in relation to each Obligor other than the Borrower, its audited financial statements for its financial year ended 31 December 2018.

“Party” means a party to this Agreement.

“Plan” means an “employee benefit plan” within the meaning of section 3(3) of ERISA maintained by an Obligor or any ERISA Affiliate currently or at any time within the last five years, or to which the an Obligor or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Stockholm interbank market in which case the Quotation Day will be determined by the Lender in accordance with market practice in that interbank market (and if quotations would normally be given by leading banks in that interbank market on more than one day, the Quotation Day will be the last of those days).

“Rating Agency” means Moody's or Standard & Poor's.

“Reference Banks” means the principal Stockholm offices of three banks as may be appointed by the Lender after consultation with the Borrower.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks.

“Relevant Market” means the Stockholm interbank market.

“Reportable Event” means any of the events set forth in section 4043 of ERISA or the related regulations as to which the notice requirement has not been waived by the PBGC.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Margin Stock” means Margin Stock owned by any Obligor or any member of the Group, which represents not more than 33⅓ per cent. of the aggregate value (determined in accordance with Regulation U of the Board), on a consolidated basis, of the assets of each Obligor and all members of the Group (other than Margin Stock) that are subject to the provisions of Clause 19 (General Undertakings) (including, without limitation, Clauses 19.4 (Negative pledge) and 19.5 (Transactions similar to security)).

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“Restricted Party” means a person:

(a)

that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person or a country or territory that is subject to nationwide or territory wide Sanctions which directly apply to that person);

(b)	that is directly or indirectly owned or controlled by or, acting on behalf of, a person referred to in (a) above; or

with whom a national of any country that is subject to the jurisdiction of, or otherwise bound by the prescriptions of, a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctions” means the economic or financial sanctions laws and/or sanctions regulations, sanctions-related trade embargoes and/or restrictive measures, or sanctions-related prohibitions imposed, administered, enacted or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means:

(a)	the US Government, including the US Department of the Treasury (including its Office of Foreign Assets Control), the US Department of State, and the US Department of Commerce;
(b)	the United Nations Security Council;
(c)	the European Union (including sanctions imposed against certain states, organisations and individuals under the European Union’s Common Foreign and Security Policy);
(d)	the United Kingdom (including Her Majesty’s Treasury);
(e)	Japan; or
(f)	the Swedish Government,

and any authority acting for on behalf of any of such entity in connection with administering and enforcing the Sanctions.

“Sanctions List” means any list of persons or entities published in connection with Sanctions or public announcements of Sanctions or public designation or public identification made by or on behalf of any Sanctions Authority (including, providing such lists and information are publicly available, in the case of Her Majesty’s Treasury, the “Consolidated List of Financial Sanctions Targets and the Investment Ban List”, and, in the case of the Office of Foreign Assets Control of the United States Department of the Treasury, the “Specially Designated Nationals and Blocked Persons” list and the “Foreign Sanctions Evaders” list); or, providing such lists and information are publicly available, by any national authority implementing at a national level the published lists prescribed by the United Nations Security Council or the European Union, provided that the scope of any such national implementation shall not exceed the scope of such published lists.

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“Screen Rate” means the Stockholm interbank offered rate administered by the Swedish Banker’s Association (or any other person which takes over the administration of that rate) for the relevant period, displayed on the SIDE page of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate). If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Standard & Poor's” means Standard & Poor's Credit Market Services Limited, or any successor to its rating business.

“STIBOR” means, in relation to any Loan or Unpaid Sum

(a)	the applicable Screen Rate; or
(b)

(if no Screen Rate is available for SEK for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the Stockholm interbank market, as of 11.00 a.m. (Stockholm time) on the Quotation Day for the offering of deposits in SEK for a period comparable to the Interest Period of that Loan or Unpaid Sum, and if, in either case that rate is less than zero, STIBOR shall be deemed to be zero.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

“Swedish Kronor” or “SEK” means the lawful currency of Sweden.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling three (3) year after the date of the first Utilisation.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Margin Stock” means any Margin Stock owned by either Obligor or any member of the Group which is not Restricted Margin Stock.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

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(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction
1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(a)

the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	“assets” includes present and future properties, revenues and rights of every description;
(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(e)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(f)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted; and
(h)	a time of day is a reference to Stockholm time.

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1.2.2

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.2.3	Section, Clause and Schedule headings are for ease of reference only.
1.2.4

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
2.	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in an aggregate amount equal to the Commitment.

3.	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards general corporate purposes.

4.	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to make a Loan available if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and
(b)	the representations in Clause 17.27 (Repetition) to be made by each Obligor are true in all material respects.
4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one (1) Loan would be outstanding.

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5.	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10.00 a.m. two (2) Business Days before the proposed utilisation.

5.2	Completion of a Utilisation Request
5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.2.2	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request must be SEK.
5.3.2	The amount of the proposed Loan must be an amount which is not more than the Available Commitment and which is a minimum of SEK 1,200,000,000 or, if less, the Available Commitment.
5.4	Cancellation of Commitment

The Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

6.	Repayment
6.1	Repayment of Loans

The Borrower shall repay the Loan in full, on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid, or has been cancelled.

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7.	Prepayment and Cancellation
7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;
(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and
(c)

the Borrower shall repay the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellation

The Borrower may, if it gives the Lender not less than three (3) Business Days' prior notice, cancel the whole or any part (being a minimum amount of SEK 50,000,000) of the Available Commitment. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall reduce the Commitment.

7.3	Voluntary prepayment of Loans
7.3.1

The Borrower may, if it gives the Lender not less than three (3) Business Days' prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of SEK 50,000,000).

7.3.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).
7.4	Additional right of prepayment and cancellation

If:

(a)	any sum payable to the Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);
(b)	the Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on the Lender. On the date falling five (5) Business Days after the date of service of the notice:

(i)	the Borrower shall prepay the Loan; and
(ii)	the Commitment shall be cancelled.

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7.5	Mandatory Prepayment
(a)	If, at any time after the date of this Agreement:
(i)	it is or becomes unlawful for any Obligor to perform any of its material obligations under the Finance Documents; or
(ii)	the guarantee of the Guarantor is not effective or is alleged to be ineffective for any reason,

then the Lender may:

(A)	cancel the Commitment; and/or
(B)	demand that all or part of the Loan, together with accrued interest and all other amounts accrued under the Finance Documents, be repaid forthwith, whereupon they shall be repaid forthwith.
(b)	If, at any time after the date of this Agreement:
(i)	a representation or warranty made, repeated or deemed to be repeated under Clause 17.26 (Sanctions) is incorrect in any material respect when made, repeated or deemed to be repeated; or
(ii)	an Obligor does not comply with Clause 19.18 (Sanctions),

the Lender may, by notice to the Borrower:

(A)	reduce the Commitments to zero; and
(B)

demand that all or part of the Loans, together with accrued interest and all its other amounts accrued and owing to it under the Finance Documents, be repaid forthwith, whereupon they shall be repaid immediately.

Any such notice will take effect in accordance with its terms.

(c)

If a Change of Control occurs, the Borrower shall promptly notify the Lender upon becoming aware of that Change of Control and the Lender shall have the right, within one month (or such longer period as the Borrower and the Lender may agree) of the Lender receiving notice of the Change of Control under this Clause 7.5 (c) (Change of Control), to by notification to the Borrower (a “Notification of Reduction”), the Commitment under this Agreement to zero. Thirty (30) days following receipt of a Notification of Reduction the Commitment will be cancelled in full and the Borrower shall repay the Loan together with accrued interest and all other amounts accrued under the Finance Documents.

7.6	Restrictions
7.6.1

Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant

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cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
7.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
7.6.3

If any part of the Commitment is cancelled the Borrower shall within five (5) Business Days of the Lender’s demand (including calculations in reasonable detail) compensate the Lender for any costs that the Lender reasonably incurs (including but not limited to costs related to the unwinding of swaps) due to the fact that the Lender’s funding of the Commitment (or part thereof) is not being utilised by the Borrower.

7.6.4	The Borrower may not reborrow any part of the Facility which is prepaid.
7.6.5	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
8.	Interest
8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	the Benchmark Rate.
8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	Interest Periods
9.1	Selection of Interest Periods
(a)	The Interest Period for the Loan is three (3) Months or any other period agreed between the Borrower and the Lender.
(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar Month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the Calculation of Interest
10.1	Unavailability of Screen Rate

If no Screen Rate is available for the Benchmark Rate for the Interest Period of a Loan, the Lender may, with the consent of the Obligors, provide for another benchmark rate to apply in relation to SEK in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate).

10.2	Break Costs

The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.	Fees

The Borrower shall on the date of this Agreement pay to the Lender an arrangement fee of 0.12 per cent. of the Commitment.

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12.	Tax Gross Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 12 (Tax gross up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.
(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)

The Borrower shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

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(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)

Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as

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represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
12.7	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA

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Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender.

13.	Increased Costs
13.1	Increased costs
(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Lender, pay the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into or funding or performing its obligations under any Finance Document.

“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means:

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(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(ii)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the gross negligence or wilful misconduct of the Lender of this Agreement or any law or regulation;
(v)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III and CRD IV) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its affiliates).

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

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(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability reasonably incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;
(b)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.	Costs and Expenses
15.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in

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connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.	Guarantee and Indemnity
16.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all its obligations under the Finance Documents;
(b)

undertakes with the Lender that, whenever the Borrower does not pay any amount when due under any Finance Document, the Guarantor must immediately on demand by the Lender pay that amount as if it were the principal obligor (proprieborgen); and

(c)

indemnifies the Lender immediately on demand against any loss or liability suffered by the Lender if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Lender would otherwise have been entitled to recover.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 16 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the Guarantor under this Clause 16 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16 (Guarantee and indemnity) (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
16.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 16 (Guarantee and indemnity).
16.7	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16 (Guarantee and indemnity):

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(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 23 (Payment mechanics).

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

16.9	Consideration and enforceability
(a)	The Guarantor represents, warrants and agrees that:
(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans; and
(ii)	these benefits will constitute "reasonably equivalent value" and "fair consideration" as those terms are used in the fraudulent transfer laws.
(b)

The Guarantor acknowledges and agrees that the Lender have acted in good faith in connection with the guarantee granted under this Clause 16 (Guarantee and Indemnity), and the transactions contemplated by this Agreement.

(c)	This Clause 16 (Guarantee and Indemnity) shall be enforceable against the Guarantor to the maximum extent permitted by the fraudulent transfer laws.
(d)

The Guarantor's liability under this Clause 16 (Guarantee and Indemnity) shall be limited so that no obligation of, or transfer by, a Guarantor under this Clause 16 (Guarantee and Indemnity) is subject to avoidance and turnover under the fraudulent transfer laws.

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(e)	For the purposes of this Clause, “fraudulent transfer laws” means applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law.
16.10	US regulation relating to the Guarantor
(a)	In this Agreement:

“fraudulent transfer law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law;

(b)	The Guarantor acknowledges that:
(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;
(ii)

those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and the Lender has acted in good faith in connection with the guarantee given by the Guarantor and the transactions contemplated by the Finance Documents.

(c)

The Lender agrees the Guarantor's liability under this Clause is limited so that no obligation of, or transfer by, the Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(d)	The Guarantor represents and warrants that:
(i)

the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;
(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and
(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
(e)	Each representation and warranty in this subclause:
(i)	is made by the Guarantor on the date of this Agreement; and
(ii)	is deemed to be repeated on the date of each Utilisation Request and the first day of each Interest Period; and

is, when repeated, applied to the circumstances existing at the time of repetition.

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17.	Representations

Each Obligor makes the representations and warranties set out in this Clause 17 (Representations) to the Lender on the date of this Agreement.

17.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.
(b)	Each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted.
17.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Agreement to which it is or will be a party and the transactions contemplated by the Agreement.

17.3	Binding obligations

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

17.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its or any of its Subsidiaries' constitutional documents; or
(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets in a manner which could reasonably be expected to have a Material Adverse Effect.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

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17.6	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

17.7	Authorisations
(a)

All authorisations which would reasonably be considered to be required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

(b)

All acts, conditions and things required to be done, fulfilled and performed under the laws of the United States of America in order to make the Finance Documents admissible in evidence in the United States of America have been done, fulfilled and performed.

17.8	No misleading information

No information has been given or withheld that results in the information given to the Lender being untrue or misleading in any material respect.

17.9	Corruption

Neither it, and to the best of its knowledge and belief after due and careful enquiry any member of the Group nor any person acting on its or their behalf, is engaged in any action which is characterised as Corruption.

17.10	Environment
(a)

No claim (including any order, judgement or administrative proceedings of any governmental authority) against any member of the Group is current, pending or to its knowledge threatened in connection with (i) a breach or alleged breach of Environmental Laws, (ii) a fire, explosion or other event of any type involving a hazardous emission or substance, or (iii) any other environmental contamination, which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

(b)

There are no conditions or circumstances associated with a member of the Group which could be subject to an order, judgement or administrative proceedings of any governmental authority resulting from or involving (i) a breach of Environmental Laws, (ii) a hazardous emission or substance, or (iii) any other environmental contamination, which is reasonably likely to have a Material Adverse Effect.

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17.11	Financial statements
(a)	In the case of the Borrower, the audited consolidated accounts of the Group most recently delivered to the Lender (which, at the date of this Agreement, are the Original Financial Statements):
(i)	have been prepared in accordance with GAAP consistently applied; and
(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.
(b)	In the case of the Guarantor, its audited accounts most recently delivered to the Lender:
(i)	have been prepared in accordance with GAAP consistently applied; and
(ii)	fairly represent its financial condition as at the date to which they were drawn up.
17.12	Pari passu ranking

Its obligations under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

17.13	No proceedings
(a)

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably to be expected to be adversely determined, and which might, if adversely determined, have a Material Adverse Effect.

(b)

In respect of any litigation, arbitration or administrative proceedings disclosed to the Lender prior to the date of this Agreement, there has been no development in the conduct of those proceedings which might have a Material Adverse Effect.

17.14	Taxes on payments

It will not be required to make any deduction or withholding from any payment it may make to the Lender under the Finance documents.

17.15	No immunity

In any proceedings taken in Sweden, the United States of America or any other relevant state or jurisdiction, in each case in relation to the Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.16	Winding up: re-organisation etc.

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened

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against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

17.17	Environmental Law

Each Obligor is and has been in compliance with all applicable Environmental Laws and Environmental Licenses in all material respects and, so far as it is aware, there are no circumstances that may at any time prevent or interfere with continued compliance by it with all applicable Environmental Laws and Environmental Licenses in all material respects. No Environmental Claim is pending or, to the best of its knowledge, threatened against it or any of its properties.

17.18	ERISA

Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan which might have a Material Adverse Effect, and no steps have been taken to terminate any Plan. No Obligor or any Subsidiary or ERISA Affiliate of an Obligor has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

17.19	Other regulation

No Obligor is subject to regulation under any US Federal or State statute or regulation that limits its ability to incur or guarantee indebtedness.

17.20	Margin Stock
(a)	The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).
(b)

No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System).

(c)

None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

17.21	Solvency
(a)	The Borrower has not incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.
(b)	The Borrower has made no transfer or incurred any obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.
(c)	For purposes of this Clause 17.21 (Solvency):
(i)	“debt” means any liability on a claim;

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(ii)

“claim” means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause 17.21 (Solvency) shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.
17.22	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in respect of any Finance Document.

17.23	No Security

Other than as permitted by the provisions of Clause 19.4 (Negative pledge), no Security exists over all or any of its present or future revenues or assets.

17.24	Material adverse change

There has been no material adverse change in the condition (financial or otherwise) of the Borrower or the Group as a whole since the date of the Original Financial Statements.

17.25	Anti-corruption law

Each member of the Group maintains policies designed to promote compliance with applicable anticorruption laws and, to the best of its knowledge and belief, having made due and careful enquiry, each such member has conducted its business in accordance, and is in compliance, with those laws.

17.26	Sanctions

Neither the Borrower, nor any of its Subsidiaries, nor to its knowledge any of its joint ventures, the Borrower or Subsidiaries’ or joint ventures’ respective directors, officers or employees:

(a)	is a Restricted Party; or
(b)	is, to the extent it is or should be aware, subject to or involved in any action, claim, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;
(c)

has, to the best of its knowledge and belief, having made due and careful inquiry, directly or indirectly engaged in transactions on behalf of the Group or any Obligor with a Restricted Party save to the extent that such a transaction is expressly permitted by the relevant Sanctions; or

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(d)	has directly or indirectly has engaged in or engages in transactions on behalf of the Group that evade or violate, are intended to evade or violate or attempt to evade or violate, any Sanctions.

The representations and warranties above shall not be made by nor apply to any Obligor in so far as they would violate or expose any Party (including such Obligor) or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außen¬wirtschafts¬veror dnung – AWV)).

17.27	Repetition

The representations and warranties set out in this Clause 17 (Representations):

(a)	are made on the date of this Agreement; and
(b)

(with the exception of Clause 17.14 (Taxes on payments), Clause 17.22 (Stamp duties) and Clause 17.24 (Material adverse change)) are deemed to be repeated by each Obligor on the date of each Utilisation Request and the first day of each Interest Period, in each case with reference to the facts and circumstances then existing.

18.	Information Undertakings

The undertakings in this Clause 18 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial information

The Borrower shall supply to the Lender:

(a)	as soon as the same are available (and in any event within one hundred eighty (180) days of the end of each of its financial year):
(i)	its audited consolidated accounts for that financial year; and
(ii)	the audited accounts of each Borrower for that financial year;
(b)	as soon as the same are available (and in any event within ninety (90) days of the end of the first half- year of each of its financial years):
(i)	its unaudited consolidated accounts for that half-year; and
(ii)	the unaudited accounts of the Guarantor. for that half-year.
(c)	as soon as the same are available (and in any event within sixty (60) days of the end of each financial quarter):
(i)	its unaudited consolidated accounts for that financial quarter; and

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(ii)	subject to paragraph (d) below, the unaudited accounts of the Guarantor for that financial quarter.
(d)

as soon as the same are available (and in any event within one hundred twenty (120) days of the end of that financial quarter) the unaudited accounts of the Guarantor for the fourth quarter of that financial year.

18.2	Compliance Certificate
(a)	The Borrower shall supply to the Lender:
(i)	within five (5) Business Days of delivery of the accounts specified in paragraph (a)(i), (b)(i) and (c)(i) of Clause 18.1 (Financial information); and
(ii)	promptly at any other time, if the Lender so requests, a Compliance Certificate signed by one of its senior officers on its behalf:
(A)	setting out computations as to compliance with Clause 19.17 (Subsidiary Borrowings) as at the date at which the accounts referred to in paragraph (i) above were drawn up;
(B)	confirming the credit ratings which currently apply to the Borrower's long term unsecured and unsubordinated debt; and
(C)	certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.
(b)

The Borrower does not need to supply a Compliance Certificate (the First Certificate) with the audited consolidated accounts delivered in accordance with paragraph (a)(i) of Clause 18.1 (Financial information) if that First Certificate would be the same as the Compliance Certificate (the Second Certificate) supplied with the unaudited consolidated accounts delivered in accordance with paragraph (c)(i) of Clause 18.1 (Financial information) in respect of the fourth financial quarter of that financial year. The Borrower must instead confirm in writing to the Lender that the First Certificate would be the same as the Second Certificate.

18.3	Requirements as to financial statements

Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial information) shall be certified by a director of the Borrower as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

18.4	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)

any press release issued by the Borrower and any information in the possession or control of any member of the Group regarding its financial condition and operations about matters which are reasonably likely to affect the Lender’s rights under the Finance Documents; and

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(b)

(unless already provided to the Lender) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a Material Adverse Effect on the financial condition of any Material Subsidiary or on the Group as a whole or on the ability of any Obligor to perform its obligations under this Agreement; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as the Lender may reasonably request;
(d)	immediately upon its occurrence, details of any change in the credit rating assigned to the Borrower 's long term unsecured and unsubordinated debt by either or both of the Rating Agencies;
(e)

promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against it, any of its direct or indirect owners or any other member of the Group or any of their respective directors, officers or employees as well as information on what steps are being taken with regards to answer or oppose such; and

(f)

promptly upon becoming aware that it, any of its direct or indirect owners or any other member of the Group or any of their respective directors, officers or employees has become or is likely to become a Restricted Party.

18.5	Notification of default

Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

18.6	“Know your customer” checks
(a)

Each Obligor must promptly on the request of the Lender supply to the Lender documentation or other evidence which is reasonably requested by the Lender (whether for itself or on behalf of any prospective new Lender) to enable the Lender or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender agrees that any information it receives under this Clause 18.6 (“Know your customer requirements”) shall be kept confidential in accordance with Clause 30 (Confidential Information).
19.	General Undertakings

The undertakings in this Clause 19 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

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(b)	supply certified copies to the Lender of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.2	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject.

19.3	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.4	Negative pledge
(a)	No Obligor shall, and the Borrower shall procure that no other member of the Group will, create or permit to subsist any Security on any of its assets (other than Unrestricted Margin Stock).
(b)	Paragraph (a) does not apply to:
(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than thirty (30) days overdue;
(ii)	any Security disclosed in writing to the Lender prior to the execution of this Agreement which secures Financial Indebtedness outstanding at the date of this Agreement;
(iii)	any Security arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;
(iv)

any Security existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security and outstanding at the time of acquisition is not subsequently increased and the Security is discharged within three months;

(v)

in the case of any company which becomes a member of the Group after the date of this Agreement, any Security existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(A)	the principal amount secured by such Security and outstanding when the relevant company became a member of the Group is not increased;

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(B)	no amount is secured by any such Security which is not secured by the relevant Security when the relevant company becomes a member of the Group; and
(C)	the Security is discharged within three months;
(vi)

any Security replacing any of the Security permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security shall not exceed the amount outstanding and secured by the original Security at the time of the creation of the replacement Security , the value of the replacement asset over which the replacement Security is created does not exceed the value of the asset over which the original Security was held, the replacement Security secures the same obligations as the original Security and such replacement Security is discharged within the original three-month period specified in paragraphs (iv) and (v); and

(vii)

any other Security provided that at the time that the Security is created, the aggregate amount of indebtedness secured by all Security permitted under this (b)(vii) of Clause 19.4 (other than those permitted by subparagraphs (b)(i) to (b)(vi) above of this Clause 19.4), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 19.5 (Transactions similar to security), does not exceed five per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 18.1 (Financial information).

19.5	Transactions similar to security
(a)	No Obligor shall, and the Borrower shall procure that no other Material Subsidiary will:
(i)

sell, transfer or otherwise dispose of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,
(b)

in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 19.5 (Transactions similar to security) and (b) the Security permitted by sub- paragraph (b)(vii) of Clause 19.4 (Negative pledge), does not exceed five per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 18.1 (Financial information).

Paragraph (a) above does not apply to Unrestricted Margin Stock.

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19.6	Disposals
(a)

No Obligor shall, and the Borrower shall procure that no other Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) does not apply to:
(i)	disposals made in the ordinary course of business of the disposing entity; or
(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or
(iii)	disposals made on an arms length basis for full market consideration; or
(iv)	disposals made with the prior written consent of the Lender; or
(v)	any disposal of assets from:
(A)	an Obligor to another Obligor; or
(B)	a Material Subsidiary (other than an Obligor) to an Obligor or any other Subsidiary; or
(C)	any other Subsidiary of the Borrower to any member of the Group,

provided that all such disposals in this paragraph (v) are made for full market consideration,

19.7	Merger

The Borrower shall not, without the prior written consent of the Lender, finalise or effectuate any amalgamation, demerger, merger or reconstruction.

19.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature or scope of the business of the Borrower or of the Group from that carried on at the date of this Agreement.

19.9	Insurance

Each Obligor shall, and the Borrower will procure that the Group taken as a whole will, effect and maintain such insurance over and in respect of its property, assets and business with reputable underwriters or insurance companies and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar businesses and in the same or similar localities.

19.10	Third party guarantees

No Obligor shall, and will ensure that no other member of the Group shall, without the prior consent of the Lender, grant any guarantee, bond, indemnity, counter-

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indemnity or similar instrument in respect of any material obligation of a person other than a member of the Group, save for:

(a)	on the terms of the Finance Documents; or
(b)

any guarantee related to the purchase or supply of goods and/or services by such Obligor or a member of the Group or a consortium or a group of companies of which such Obligor or a member of the Group is a party, which guarantee is given in the ordinary course of business.

19.11	Notice requirements

Each Obligor will give the Lender prompt notice of the occurrence of any of the following events:

(a)	non-compliance in any material respect with any Environmental Law or Environmental License of which it is aware;
(b)

any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which could reasonably be expected to have a Material Adverse Effect;

(c)	any actual or suspected Environmental Contamination which might have a Material Adverse Effect;
(d)	any Reportable Event;
(e)	termination of any Plan maintained, or contributed to, by the Obligor or any ERISA Affiliate or any action that might result in termination of a Plan; or
(f)	complete or partial withdrawal from any Multiemployer Plan by the Obligor or any ERISA Affiliate or any action that might result in complete or partial withdrawal from any Multiemployer Plan.

In each notice delivered under this Clause 19.11 (Notice requirements), the relevant Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor's proposed course of action, if any. Delivery of a notice under this Clause 19.11 (Notice requirements) will not affect the Obligor's obligations to comply with any other provision of this Agreement.

19.12	Investment Company Act

No Obligor will, either by act or omission, become, or permit any other Obligor to become, an "investment company" or a company "controlled" by an "investment company", within the meaning of the United States Investment Company Act of 1940, as amended.

19.13	Public utility status

No Obligor will, either by act or omission, become or permit any other Obligor or, as a result of its obligations under this Agreement, the Lender to become subject to regulation under the United States Federal Power Act of 1920, as amended.

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19.14	ERISA

No Obligor will take any action or omit to take any action or permit any Subsidiary or ERISA Affiliate to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security on any property of the Obligor or any Subsidiary or otherwise have a Material Adverse Effect.

19.15	Margin Stock

The Obligors will use the proceeds of the Loans only for the purpose described in Clause 3 (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System). The Obligors shall procure that none of the proceeds of the Loans will be used for any purpose that will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X). If requested by the Lender, the Borrower will furnish to the Lender in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

19.16	Solvency

The Borrower will, at all times, maintain sufficient capital to conduct its current and proposed business and operations, maintain its ability to pay its debts as they become due, and continue to own property having a value – both at fair valuation and at present fair saleable value – greater than the total amount of the probable liability of the Borrower on its debts and obligations (including this Agreement).

19.17	Subsidiary Borrowings
(a)	The Borrower shall procure that Subsidiary Borrowings shall at no time exceed US$600,000,000 (or its equivalent in another currency).
(b)	In this Clause 19.17 (Subsidiary Borrowings):

“Borrowings” means:

(i)	the outstanding principal amount of any monies borrowed;
(ii)	the outstanding principal amount of any debenture, bond, note, loan stock or other security;
(iii)

the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(iv)

the principal amount, outstanding for more than ninety (90) days on its original terms and created in connection with the payment of the acquisition price of any asset before or after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

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(v)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in subparagraph (b) above; and
(vi)

the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (a) - (e) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

For the avoidance of doubt, the amount of any provision for pension liabilities made in the accounts delivered in accordance with Clause 18.1 (Financial information) shall not constitute Borrowings for the purposes of this definition.

“Subsidiary Borrowings” means, at any time, the aggregate amount of all Borrowings of the Borrower's Subsidiaries at that time (without double counting in relation to intra-Group Borrowings or guarantees given by one Subsidiary in relation to the Borrowings of another).

(c)

For the purposes of this Clause 19.17 (Subsidiary Borrowings) figures shall be expressed in US Dollars and, where any currency has to be converted into US Dollars for this purpose, such conversion shall be made at the rate of exchange applied in the relevant financial accounts delivered under Clause 18.1 (Financial information).

19.18	Sanctions
(a)

Each Obligor shall ensure that none of them, nor any of their respective Subsidiaries or their (or their respective Subsidiaries’) directors, officers or employees when acting on behalf of the Group or any Obligor:

(i)	is or will become a Restricted Party;
(ii)

require the Lender to take any action that would cause it to violate any Sanctions, it being understood that the Lender can refuse to honour any such request otherwise validly made by a Borrower under this Agreement; and

(iii)	breach any Sanctions.
(b)

No Obligor will (and each Obligor shall ensure that none of their respective Subsidiaries will) directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to, or for the benefit of, any person who, at the time at which such proceeds are used, lent, contributed or otherwise made available to, or for the benefit of, that person, is a Restricted Party.

(c)

Each Obligor will maintain policies designed to promote compliance by it and their respective Subsidiaries with Sanctions applicable to the Obligors and their respective Subsidiaries and the business of each Obligor and their respective Subsidiaries.

19.19	Anti-Corruption
(a)	Each Obligor shall ensure that it, and each of its Subsidiaries:
(i)	maintains policies designed to promote compliance with applicable anti-corruption laws; and

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(ii)	complies at all times (to the best of its knowledge and belief, having made due and careful enquiry) with those laws.
(b)

No Obligor will (and each Obligor shall ensure that none of their respective Subsidiaries will) directly or indirectly use the proceeds of the Loans for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other applicable jurisdictions.

19.20	Environmental compliance

Each Obligor that directly or indirectly owns, leases, occupies or uses real property in the United States shall, in all material respects, comply with:

(a)	all applicable Environmental Law; and
(b)	the terms and conditions of all Environmental Licenses applicable to it,

and for this purpose will implement procedures to monitor compliance with and to prevent any liability under Environmental Law.

20.	Events of Default

Each of the events or circumstances set out in Clause 20 (Events of Default) is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person) (save for Clause 20.14 (Acceleration)).

20.1	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the non-payment is caused solely by administrative or technical error, or relates solely to non-payment of interest or fees, it is not remedied within three (3) Business Days.

20.2	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than Clause 19.18 (Sanctions)) and those referred to in Clause 20.1 (Non-payment)), provided that, if such non- compliance is capable of remedy, such non-compliance remains unremedied for a period of fourteen (14) days.

20.3	Misrepresentation

A representation, warranty or statement made or repeated or deemed to be repeated in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document (other than the representations and warranties in Clause 17.26 (Sanctions)) is incorrect in any material respect when made or repeated or deemed to be repeated.

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20.4	Cross default
(a)	Any Financial Indebtedness of a member of the Group is not paid when due or within any applicable grace period provided for in the relevant documentation.
(b)	An event of default howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group.
(c)

Any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)

Any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(e)	Any Security securing Financial Indebtedness over any asset of a member of the Group becomes enforceable.
(f)

No Event of Default shall occur under this Clause 20.4 (Cross default) unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under paragraphs (a) to (e) above occurs or occur is at least US$80,000,000 (or its equivalent in other currencies).

20.5	Insolvency
(a)

An Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due.

(b)	An Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.
(c)

An Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with one or more of its creditors (excluding the Lender) with a view to the readjustment or rescheduling of any of its indebtedness.

20.6	Insolvency proceedings
(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary.
(b)

A meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed.

(c)

Any person presents a petition for the winding-up or for the administration of an Obligor or any Material Subsidiary, other than a petition which is frivolous or vexatious, or which is dismissed within thirty (30) days.

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(d)	An order for the winding-up or administration of an Obligor or any Material Subsidiary is made.
(e)	Any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of an Obligor or any Material Subsidiary or any other insolvency proceedings involving an Obligor or any Material Subsidiary, unless such step is taken by a third party and is frivolous or vexatious.

20.7	Appointment of receivers and managers
(a)

Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or any Material Subsidiary or any part of its assets.

(b)

The directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

(c)

Any other steps are taken to enforce any Security over any part of the assets of an Obligor or any Material Subsidiary, unless such steps are considered (in the reasonable opinion of the Lender) to be frivolous or vexatious.

20.8	Creditors' process

Any attachment, sequestration, distress or execution affects any asset of an Obligor or any Material Subsidiary and is not discharged within fourteen (14) days.

20.9	Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which appears to correspond with any of those mentioned in Clauses 20.5 (Insolvency) to 20.8 (Creditors' process) (inclusive).

20.10	Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business.

20.11	US Bankruptcy Laws
(a)	Any Obligor makes a general assignment for the benefit of creditors.
(b)

Any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively US Bankruptcy Law).

(c)

An involuntary case under any US Bankruptcy Law is commenced against any Obligor and the petition is not controverted within thirty (30) days and is not dismissed or stayed within ninety (90) days after commencement of the case.

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(d)

A custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor.

(e)	An order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.
20.12	ERISA
(a)

Any event or condition occurs that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or, with respect to any Plan, to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

(b)

Any failure by any Plan to satisfy the minimum funding requirements of section 412 or 430 of the US Code, as amended, or section 302 of ERISA applicable to such Plan, whether or not waived, where such failure could reasonably be expected to result in a Material Adverse Effect.

20.13	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

20.14	Acceleration
(a)	Upon the occurrence of an Event of Default described in Clause 20.11 (US Bankruptcy Laws):
(i)	the Total Commitments will, if not already cancelled under this Agreement, immediately and automatically be cancelled; and
(ii)	the Loans, together with accrued interest, and all other amounts outstanding under the Finance Documents, will be immediately due and payable, without the requirement of notice or any other formality.
(b)

On and at any time after the occurrence of an Event of Default for as long as such Event of Default is continuing (other than an Event of Default described in Clause 20.11 (US Bankruptcy Laws)) the Lender may:

(i)	cancel the Total Commitments; and/or
(ii)

demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

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21.	Changes to the Lender
21.1	Assignments and transfers by the Lender

Subject to this Clause 21 (Changes to the Lender), the Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund, insurance provider or other entity which is regularly engaged in or established for the purpose of making, purchasing, securing, guaranteeing or investing in loans, securities or other financial assets (the “New Lender”).

21.2	Borrower consent
(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is made at a time when an Event of Default is continuing.
(b)

The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

21.3	Limitation of responsibility of Existing Lender
(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21 (Changes to the Lender); or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
22.	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.	Payment Mechanics
23.1	Payments to the Lender

On each date on which an Obligor is required to make a payment under this Agreement, the Obligor shall make the same available to the Lender for value on the due date and all payments shall be made to such account and with such bank as the Lender specifies.

23.2	Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Lender shall apply that payment towards the obligations of the Obligor under this Agreement in any order it deems fit.

23.3	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.4	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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23.5	Currency of account
(a)	Subject to paragraphs (b) and (c) below, SEK is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than SEK shall be paid in that other currency.
23.6	Disruption to payment systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)

the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 29 (Amendments and Waivers); and

(d)

the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 23.6 (Disruption to payment systems etc.).

24.	Set-Off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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25.	Notices
25.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

25.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication, notice or document to be made or delivered under or in connection with this Agreement is:

(i)	in the case of the Borrower:

Autoliv Inc.
Box 70381
SE-107 24 Stockholm
Sweden
Attention:Treasurer

With a copy to:
Attention:VP for Legal Affairs, General Counsel and Secretary

(ii)	in the case of the Guarantor:

Autoliv ASP, Inc.
3350 Airport Road
Ogden
Utah 84405
Attention:Director of Finance

With a copy to:
Attention:VP for Legal Affairs, General Counsel and Secretary

(iii)	in the case of the Lender:

AB Svensk Exportkredit (publ)
Box 194
101 23 Stockholm
E-mail: creditadministration@sek.se
Attention: Credit Administration

or any substitute address or e-mail address (or department or officer) as the relevant Party may notify to the other Party by not less than five (5) Business Days' notice.

25.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

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(i)	if by way of e-mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
(b)	and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.
(c)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 25.3 (Delivery) will be deemed to have been made or delivered to each of the Obligors.
(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

25.4	Notification of address and e-mail address

Promptly upon changing its address or e-mail address, the relevant Party shall notify the other Parties.

25.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
26.	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

27.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality,

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validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

29.	Amendments and Waivers
29.1	Required consents

Any term of the Finance Documents may be amended or waived only if made in writing.

29.2	Replacement of Screen Rate

If the Screen Rate is not available for SEK, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to SEK in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made by the Lender, with the consent of the Obligors.

30.	Confidential Information
30.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information

The Lender may disclose:

(a)

to any of its officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is

54(61)

otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Lender and, in each case, to any of that person's Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)

appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	who is a Party; or
(viii)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive

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and is informed that some or all of such Confidential Information may be price-sensitive information; and
(C)

in relation to paragraphs (b)(v), (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances.

30.3	Entire agreement

This Clause 30 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

30.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30 (Confidential Information).
30.6	Continuing obligations

The obligations in this Clause 30 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment have been cancelled or otherwise cease to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.

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31.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	Force majeure and limitation of liability
(a)

The Lender shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Lender takes such measures, or is subject to such measures.

(b)

Any damage that may arise in other cases shall not be indemnified by the Lender unless and to the extent that the loss or liability is directly caused by its negligence or wilful misconduct. The Lender shall not in any case be held responsible for any indirect damage, consequential damage or loss of profit.

(c)

Should there be an obstacle as described in paragraph (a) above for the Lender to take any action in compliance with the Finance Documents, such action may be postponed until the obstacle has been removed.

33.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Swedish law.

34.	Jurisdiction
(a)

Subject to section (b) below, the courts of Sweden have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement). The District Court of Stockholm (Stockholms tingsrätt) shall be court of first instance.

(b)

Section (a) above is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings in any other courts with jurisdiction over the Borrower or any of its assets. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
CONDITIONS PRECEDENT

1.	THE OBLIGORS
(a)	A copy of the constitutional documents of each Obligor.
(b)	A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)

A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)

A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Clause 1 of Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	LEGAL OPINIONS
(a)	A legal opinion of Richards Layton & Finger PA, legal advisers to the Borrower in Delaware, substantially in the form distributed to the Lender prior to signing this Agreement.
(b)	A legal opinion of Ice Miller LLP, legal advisers to the Borrower in Indiana, substantially in the form distributed to the Lender prior to signing this Agreement.
3.	OTHER DOCUMENTS AND EVIDENCE
(a)

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of each Obligor.

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(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 15 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

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SCHEDULE 2
FORM OF UTILISATION REQUEST

From:	Autoliv Inc.
To:	AB Svensk Exportkredit (publ)

Dated: [•]

Dear Sirs and/or Madams,

Autoliv Inc. – SEK 1,200,000,000 Facility Agreement
dated ____ June 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[•]
Amount:	[•] or, if less, the Available Commitment
Interest Period:	[•]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Autoliv Inc.

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SCHEDULE 3
FORM OF COMPLIANCE CERTIFICATE

To:	AB Svensk Exportkredit (publ) as Lender
From:	Autoliv Inc.

Dated: [•]

Dear Sirs and/or Madams,

Autoliv Inc. – 1,200,000,000 Facility Agreement
dated ____ June 2019 (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that [Subsidiary Borrowings does not exceed US$600,000,000 (or its equivalent in another currency).]
3.	We confirm that: the credit rating which currently apply to our long term unsecured and unsubordinated debt is [•]
4.	[We confirm that no Default is continuing.]¬

Signed:
	Director	Director
	of	of
	Autoliv Inc.	Autoliv Inc.

[insert applicable certification language]**

for and on behalf of

[name of auditors of the Borrower]***

¬	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
*	*To be agreed with the Borrower's auditors and the Lender prior to signing the Agreement.
*

**Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors. To be agreed with the Borrower's auditors prior to signing the Agreement.

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SIGNATORIES

The Borrower

AUTOLIV INC.

Name:	Name:

The Guarantor

AUTOLIV ASP INC.

Name:	Name:

The Lender

AB SVENSK EXPORTKREDIT (PUBL)

Name:	Name: